SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE

SECURITIES EXCHANGE ACT OF 1934

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MERCER FUNDS

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mercer FUNDS

Mercer Core Fixed Income Fund

99 High Street

Boston, Massachusetts 02110

June 25, 2014

Dear Shareholder:

We are pleased to notify you of changes involving the Mercer Core Fixed Income Fund (the “Fund”), a series of Mercer Funds (the “Trust”). Specifically, the Board of Trustees of the Trust (the “Board”) has approved the hiring of Income Research & Management (“IR+M”) and Prudential Investment Management, Inc. (“Prudential” and together with IR+M, the “Subadvisors”), each to serve as a subadvisor to the Fund. In conjunction with these appointments, the Board has approved a new subadvisory agreement between Mercer Investment Management, Inc., the Fund’s investment advisor (“Mercer” or the “Advisor”), on behalf of the Fund, and each of IR+M (the “IR+M Subadvisory Agreement”) and Prudential (the “Prudential Subadvisory Agreement” and together with the IR+M Subadvisory Agreement, the “Subadvisory Agreements”). As was previously communicated to you via a supplement to the Trust’s prospectus, dated April 3, 2014, each Subadvisor began managing its respective allocated portion of the Fund’s investment portfolio on that date.

I encourage you to read the attached Information Statement, which provides, among other information, details regarding the Subadvisors and the Subadvisory Agreements and a discussion of the factors that the Board considered in approving the implementation of the Subadvisory Agreements.

Sincerely,

Richard L. Nuzum, CFA

Trustee, President, and Chief Executive Officer

Mercer Funds

MERCER FUNDS

Mercer Core Fixed Income Fund

99 High Street

Boston, Massachusetts 02110

Information Statement

This Information Statement (the “Statement”) is being furnished on behalf of the Board of Trustees (the “Board”) of Mercer Funds (the “Trust”) to inform shareholders of the Mercer Core Fixed Income Fund (the “Fund”) about the recent hiring of two new subadvisors to the Fund, Income Research & Management (“IR+M”) and Prudential Investment Management, Inc. (“Prudential” and together with IR+M, the “Subadvisors”). In connection with the hiring of IR+M and Prudential, the Board approved a new subadvisory agreement between Mercer Investment Management, Inc., the Fund’s investment advisor (“Mercer” or the “Advisor”), on behalf of the Fund, and each of IR+M (the “IR+M Subadvisory Agreement”) and Prudential (the “Prudential Subadvisory Agreement” and together with the IR+M Subadvisory Agreement, the “Subadvisory Agreements”). Each Subadvisor began managing its respective allocated portion of the Fund’s investment portfolio on April 3, 2014.

The hiring of each of IR+M and Prudential was approved by the Board upon the recommendation of Mercer, without shareholder approval, as is permitted by the exemptive order of the U.S. Securities and Exchange Commission (the “SEC”), dated December 28, 2005 (the “Exemptive Order”), issued to the Trust and the Advisor.

This Statement is being mailed on or about June 27, 2014 to shareholders of record of the Fund as of May 31, 2014.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE NOT REQUESTED TO SEND US A PROXY.

INTRODUCTION

Mercer is the investment advisor to the series of the Trust, including the Fund. The Advisor uses a “manager of managers” approach in managing the assets of the Trust’s series. This approach permits Mercer to hire, terminate, or replace subadvisors that are unaffiliated with the Trust or the Advisor, and to modify material terms and conditions of subadvisory agreements relating to the management of the series. Section 15(a) of the Investment Company Act of 1940, as amended (the “1940 Act”), generally requires the shareholders of a mutual fund to approve an agreement pursuant to which a person serves as the investment advisor (or as a subadvisor) to the mutual fund. The Trust and the Advisor have obtained the Exemptive Order, which permits the Trust and the Advisor, subject to certain conditions and approval by the Board, to hire and retain unaffiliated subadvisors and to modify subadvisory arrangements with unaffiliated subadvisors without shareholder approval. Under the Exemptive Order, the Advisor may act as a manager of managers for some or all of the series of the Trust, and the Advisor supervises the provision of portfolio management services to the series by various subadvisors.

The Exemptive Order allows the Advisor, among other things, to: (i) continue the employment of a current subadvisor after events that would otherwise cause an automatic termination of a subadvisory agreement with the subadvisor, and (ii) reallocate assets among current or new subadvisors. The Advisor has ultimate responsibility (subject to oversight by the Board) to supervise the subadvisors and recommend the hiring, termination, and replacement of the subadvisors to the Board.

Consistent with the terms of the Exemptive Order, the Board, including a majority of the Trustees who are not “interested persons” (as that term is defined in the 1940 Act) of the Trust or of the Advisor (the “Independent Trustees”), at the Board meeting held on February 27, 2014 (the “Meeting”), (i) appointed IR+M and Prudential to serve as subadvisors to the Fund, and (ii) approved the Subadvisory Agreements between the Advisor, on behalf of the Fund, and each of IR+M and Prudential. Each of IR+M and Prudential is independent of the Advisor and discharges its responsibilities subject to the oversight and supervision of the Advisor. The Subadvisors are paid by the Advisor and not by the Fund. No increase in the advisory fees paid by the Fund to the Advisor resulted from the appointment of each of IR+M and Prudential as a subadvisor to the Fund, or from the implementation of the Subadvisory Agreements.

The Trust and the Advisor have agreed to comply with certain conditions when acting in reliance on the relief granted in the Exemptive Order. These conditions require, among other things, that within ninety (90) days of the hiring of a subadvisor, the affected series will notify the shareholders of the series of the changes. This Statement provides such notice of the changes and presents details regarding each of IR+M and Prudential and the Subadvisory Agreements.

THE ADVISOR

The Advisor, a Delaware corporation located at 99 High Street, Boston, Massachusetts 02110, serves as the investment advisor to the Fund. The Advisor is an indirect, wholly owned subsidiary of Marsh & McLennan Companies, Inc., 1166 Avenue of the Americas, New York, New York 10036. The Advisor is registered as an investment adviser with the SEC under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). The Advisor is an affiliate of Mercer Investment Consulting, Inc., an investment consultant with more than thirty years’ experience reviewing, rating, and recommending investment managers for institutional clients.

The Advisor provides investment advisory services to the Fund pursuant to the Investment Management Agreement, dated July 1, 2005, between the Trust and the Advisor (the “Management Agreement”). The Trust employs the Advisor generally to manage the investment and reinvestment of the assets of the Fund. In so doing, the Advisor may hire one or more subadvisors to carry out the investment program of the Fund (subject to the approval of the Board). The Advisor continuously reviews, supervises, and (where appropriate) administers the investment program of the Fund. The Advisor furnishes periodic reports to the Board regarding the investment program and performance of the Fund.

Pursuant to the Management Agreement, the Advisor has overall supervisory responsibility for the general management and investment of the Fund’s investment portfolio, and, subject to review and approval by the Board: (i) sets the Fund’s overall investment strategies; (ii)

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evaluates, selects, and recommends subadvisors to manage all or a portion of the Fund’s assets; (iii) when appropriate, allocates and reallocates the Fund’s assets among subadvisors; (iv) monitors and evaluates the performance of the Fund’s subadvisors; and (v) implements procedures to ensure that the subadvisors comply with the Fund’s investment objective, policies, and restrictions.

For these services, the Fund pays the Advisor a fee calculated at an annual rate of 0.35% of assets up to $750 million and 0.33% of assets in excess of $750 million of the Fund’s average daily net assets. The Trust, with respect to the Fund, and the Advisor have entered into a written contractual fee waiver and expense reimbursement agreement pursuant to which the Advisor has agreed to waive a portion of its fees and/or to reimburse expenses of the Fund to the extent that the Fund’s expenses (not including brokerage fees and expenses, interest, and extraordinary expenses) exceed certain levels. After giving effect to the fee waiver and expense reimbursement agreement, the Advisor received advisory fees of $3,120,074 from the Fund for the fiscal year ended March 31, 2014. The aggregate compensation paid by the Advisor to all subadvisors to the Fund during the last fiscal period ended March 31, 2014 was $2,350,889, representing 0.22% of the Fund’s average net assets during that period.

Several officers of the Trust are also officers and/or employees of the Advisor. These individuals and their respective positions are: Richard L. Nuzum serves as President, Chief Executive Officer, and Trustee of the Trust and as President and North America Business Leader of Mercer’s Investment Management Business; Thomas Murphy serves as Vice President of the Trust and as President of the Advisor; Richard S. Joseph serves as Vice President, Treasurer, and Chief Financial Officer of the Trust and as Chief Operating Officer of the Advisor; Scott M. Zoltowski serves as Vice President, Chief Legal Officer, and Secretary of the Trust and as Chief Counsel-Investments of the Advisor; Colin Dean serves as Vice President and Assistant Secretary of the Fund and as Legal Counsel-Investments of the Advisor; Stan Mavromates serves as Vice President and Chief Investment Officer of the Trust and as Vice President and Chief Investment Officer of the Advisor; Manny Weiss serves as Vice President of the Trust and as Portfolio Manger and Principal of the Advisor; Larry Vasquez serves as Vice President of the Trust and as Vice President and Portfolio Manager of the Advisor; and Mark Gilbert serves as Vice President and Chief Compliance Officer of the Trust and as Chief Compliance Officer of the Advisor. The address of each executive officer of the Trust, except for Mr. Nuzum, is 99 High Street, Boston, Massachusetts 02110. Mr. Nuzum’s address is 1166 Avenue of the Americas, New York, New York 10036.

THE NEW SUBADVISORS

Each of IR+M and Prudential was approved by the Board to serve as a subadvisor to the Fund at the Meeting. Neither IR+M nor Prudential is affiliated with the Advisor, and each of IR+M and Prudential discharges its responsibilities subject to the oversight and supervision of the Advisor. As indicated above, the Subadvisors are paid by the Advisor and not by the Fund. No increase in the advisory fees paid by the Fund to the Advisor resulted from the appointments of IR+M and Prudential as subadvisors to the Fund, or from the implementation of the Subadvisory Agreements. The fees paid by the Advisor to each of IR+M and Prudential depend upon the fee rates negotiated by the Advisor. In accordance with procedures adopted by the Board, a subadvisor to the Fund may effect portfolio transactions through an affiliated broker-dealer and the affiliated broker-dealer may receive brokerage commissions in connection therewith as permitted by applicable laws.

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Income Research & Management

Income Research & Management is located at 100 Federal Street, 30th Floor, Boston, Massachusetts 02110. IR+M is a Massachusetts business trust founded in 1987. IR+M was incorporated as Income Research & Management, Inc. from inception through December 2003. In December 2003, Income Research & Management, Inc. merged into IR&M Holdings LLC, and IR&M Holdings LLC merged into IR&M Holdings Business Trust. In January 2004, IR&M Holdings Business Trust changed its name to Income Research & Management. IR+M has been 100% privately owned since its inception in 1987 and remains so today. IR+M is registered as an investment adviser with the SEC under the Advisers Act. The IR+M Subadvisory Agreement is dated April 2, 2014.

IR+M does not serve as an investment advisor or subadvisor for any registered investment company that has an investment objective similar to the Fund’s investment objective.

The names and principal occupations of the principal executive officers of IR+M are listed below. The address of each principal executive officer, as it relates to the person’s positions with IR+M, is 100 Federal Street, 30th Floor, Boston, Massachusetts 02110.

Name	Principal Occupation
John A. Sommers	President and Treasurer
John A. Sommers, Jr.	Executive Vice President and Clerk
William A. O’Malley	Vice President
Edmund F. Ingalls	Vice President
Richard M. Kizik	Chief Compliance Officer
Paul J. Clifford	Vice President
Brian J. Houle	Vice President
Stephen H. Weiss	Vice President

Prudential Investment Management, Inc.

Prudential Investment Management, Inc. is located at Gateway Center Three, Newark, New Jersey 07102. Prudential is organized as a New Jersey corporation and is an indirect, wholly-owned subsidiary of Prudential Financial, Inc., a publicly held company. Prudential is registered as an investment adviser with the SEC under the Advisers Act. The Prudential Subadvisory Agreement is dated April 2, 2014.

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Prudential serves as an investment advisor or subadvisor for the non-affiliated registered investment company listed below, that has an investment objective similar to the Fund’s investment objective.

Name	Assets as of March 31, 2014 (in millions)	Annual Advisory Fee Rate (as a % of average daily net assets)
Subadvised Core Mutual Fund	$2,247	0.116%

The names and principal occupations of the principal executive officers of Prudential are listed below. The address of each principal executive officer, as it relates to the person’s positions with Prudential, is Gateway Center Three, Newark, New Jersey 07102

Name	Principal Occupation
James J. Sullivan	Director, Senior Managing Director and Vice President
Betsy L. Friedman	Vice President Operations
Catherine Verhoff	Chief Legal Officer
David A. Hunt	Chairman, President and CEO Prudential Investment Management
Allen A. Weaver	Director, Senior Managing Director and Vice President
Scott L. Hayward	Director, Senior Managing Director and Vice President
David M. Durning	Senior Managing Director and Vice President
Eric B. Collinet-Adler	Senior Managing Director and Vice President
Teresa M. G. Gilbreath	Vice President and Chief Compliance Officer
Jurgen Muhlhauser	Director, Vice President and Controller

THE SUBADVISORY AGREEMENTS

Each Subadvisory Agreement was approved by the Board at the Meeting which was called, among other reasons, for the purpose of considering and approving each Subadvisory Agreement each for an initial term of two years. Thereafter, continuance of the each Subadvisory Agreement will require the annual approval of the Board, including a majority of the Independent Trustees. Each Subadvisory Agreement provides that it will terminate automatically in the event of its assignment, except as provided otherwise by any rule, exemptive order issued by the SEC, or no-action letter provided or pursuant to the 1940 Act, or upon the termination of the Management Agreement.

The terms of each Subadvisory Agreement, other than the rate of compensation paid by the Advisor to each Subadvisor, are substantially similar to the terms contained in the subadvisory agreements in effect between the Advisor and Dodge & Cox, the Fund’s remaining subadvisor.

Each Subadvisory Agreement provides that the respective Subadvisor, among other duties, will make all investment decisions for such Subadvisor’s allocated portion of the Fund’s investment portfolio. Each Subadvisor, subject to the supervision of the Board and the Advisor, will

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conduct an ongoing program of investment, evaluation, and, if appropriate, sale and reinvestment of such Subadvisor’s allocated portion of the Fund’s assets.

The IR+M Subadvisory Agreement provides for IR+M to be compensated based on the average daily net assets of the Fund allocated to IR+M. The Prudential Subadvisory Agreement provides for Prudential to be compensated based on the total amount of assets managed by Prudential and its affiliates for certain types of accounts that are managed by the Advisor and its affiliates. Each Subadvisor is compensated from the fees that the Advisor receives from the Fund. Each Subadvisor generally will pay all expenses it incurs in connection with its activities under the respective Subadvisory Agreement, other than the costs of the Fund’s portfolio securities and other investments.

Each Subadvisory Agreement may be terminated at any time, without the payment of any penalty, by: (i) the vote of a majority of the Board, the vote of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act), or the Advisor, or (ii) the Subadvisor, on not less than ninety (90) days’ written notice to the Advisor and the Trust.

BOARD OF TRUSTEES’ CONSIDERATIONS

At the Meeting, Mercer recommended the appointment of each of IR+M and Prudential to serve as a subadvisor to the Fund. The Advisor’s recommendation of each of IR+M and Prudential was based upon, among other factors: (i) the Advisor’s views regarding IR+M’s and Prudential’s records as effective managers of portfolios of fixed income securities and the Advisor’s high degree of conviction in each of IR+M’s and Prudential’s portfolio management teams; (ii) the Advisor’s expectation that IR+M’s and Prudential’s investment styles would complement the remaining subadvisor, Dodge & Cox; and (iii) the Advisor’s opinion that the respective correlations with the Fund’s remaining subadvisor, Dodge & Cox, combined with the proposed allocations of the portions of the Fund’s assets to IR+M and Prudential, would allow each of IR+M and Prudential to effectively complement Dodge & Cox within the Fund thereby creating a structure that results in a preferred return and risk profile, with a more conservative approach for improved downside risk.

At the Meeting, the Board, including the Independent Trustees, considered and approved each Subadvisory Agreement. In considering the approval of each Subadvisory Agreement, the Board considered the information and materials from the Advisor, each Subadvisor and counsel, that included, as to each Subadvisor and the Fund: (i) each Subadvisory Agreement; (ii) information regarding the process by which the Advisor had reviewed, selected, and recommended each Subadvisor for the Board’s approval, and the Advisor’s rationale for recommending that each Subadvisor be appointed as a subadvisor to the Fund, and how each Subadvisor would supplement the Fund’s other current subadvisor; (iii) the nature, extent, and quality of the services that each Subadvisor proposed to provide to the Fund; (iv) the investment management business, portfolio management personnel, operations, prior investment experience, and reputation of each Subadvisor; (v) each Subadvisor’s brokerage and trading policies and practices; (vi) the level of subadvisory fees to be charged by each Subadvisor for its services to the Fund, and a comparison of those fees to other accounts that each Subadvisor manages; (vii) a summary of each Subadvisor’s compliance program; (viii) information regarding each Subadvisor’s historical performance returns managing an investment mandate similar to the

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Fund’s investment mandate, and a comparison of such performance to a relevant index; and (ix) the financial condition of each Subadvisor.

In addition, the Board considered presentations made by, and discussions held with, representatives of the Advisor. The Board considered and analyzed factors that the Board deemed relevant with respect to each Subadvisor, including: the nature, extent, and quality of the services to be provided to the Fund by each Subadvisor; each Subadvisor’s management style and investment decision-making process; each Subadvisor’s historical performance record managing investment products similar to the Fund; the qualifications and experience of the members of each Subadvisor’s portfolio management team; and each Subadvisor’s staffing levels and overall resources. The Independent Trustees also took into consideration the nature and extent of the oversight duties performed by the Advisor in connection with each of the subadvisors, which includes extensive management and compliance due diligence with respect to the management and operations of each of the subadvisors. Additionally, the Independent Trustees received assistance and advice regarding legal and industry standards and reviewed materials supplied by their independent legal counsel.

In particular, and as to each Subadvisor, the Board, including the Independent Trustees, considered the following factors:

(a)	The nature, extent, and quality of the services to be provided by each Subadvisor. The Board reviewed the nature, extent, and quality of the services to be provided by each Subadvisor to the Fund. The Board discussed the specific investment management process that each Subadvisor indicated that it will employ to manage its allocated portion of the Fund’s investment portfolio (which was described in detail in the materials provided by each Subadvisor), the qualifications of each Subadvisor’s portfolio managers and investment management personnel with regard to implementing the investment mandate relating to the allocated portion of the Fund’s investment portfolio that each Subadvisor would be managing, and the performance record of each Subadvisor as compared to a relevant benchmark. The Board considered each Subadvisor’s infrastructure and resources, and whether each Subadvisor’s organization appeared to support each Subadvisor’s strategy adequately. The Board also discussed the Advisor’s review, selection, and due diligence process with respect to each Subadvisor, and the Advisor’s favorable assessment as to the nature, extent, and quality of the subadvisory services expected to be provided to the Fund by each Subadvisor.

Based on their consideration and review of the foregoing information, the Board concluded that the nature, extent and quality of the subadvisory services anticipated to be provided by each Subadvisor, as well as each Subadvisor’s ability to render such services based on each Subadvisor’s experience, operations and resources, were appropriate for the Fund, in light of the Fund’s investment objective, and the mandate relating to the allocated portion of the Fund’s investment portfolio that each Subadvisor would manage.

(b) Comparison of the services to be rendered and fees to be paid to each Subadvisor under other advisory and subadvisory contracts, such as those with other clients. The Board discussed the services that would be rendered by each Subadvisor and evaluated the compensation to be paid to each Subadvisor by the Advisor for those services. The

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Board noted that the services that each Subadvisor would furnish to the Fund appeared to be comparable to the services that each Subadvisor currently provides to its other advisory and subadvisory clients having similar investment strategies. The Trustees also considered comparisons of the fees that will be paid to each Subadvisor by the Advisor in light of the fees that were charged by each Subadvisor to its other advisory clients, as disclosed in each Subadvisor’s Form ADV, Part 2A (Firm Brochure) and in its 15(c) Questionnaire responses, including commingled and separate accounts. The Trustees also considered that the fees agreed to by each Subadvisor were the result of an arm’s length bargain negotiated by unaffiliated parties.

The Board also noted that, while each of IR+M’s and Prudential’s fee schedules did include breakpoints, the benefit of breakpoints would go to the Advisor, and not to the Fund, and would be reflected in the Advisor’s profitability, which had been reviewed by the Board.

The Board considered the review, selection, and due diligence process employed by the Advisor, in determining to recommend each Subadvisor to serve as a subadvisor to the Fund, and the Advisor’s reasons for concluding that the subadvisory fees to be paid by the Advisor to each Subadvisor for its services to the Fund were reasonable. The Board emphasized in their discussions that the subadvisory fees of each Subadvisor would be paid by the Advisor, and were not additional fees to be borne by the Fund or its shareholders. Based on their discussion, the Board concluded that, in light of the nature, quality, and extent of the services to be provided, the proposed fees to be paid to each Subadvisor with respect to the assets of the Fund to be allocated to each Subadvisor appeared to be reasonable in relation to the services expected to be provided by each Subadvisor. The Board also considered the potential “fallout” or ancillary benefits that may accrue to each Subadvisor from its relationship with the Fund and concluded that they were reasonable.

Since the fees to be paid to each Subadvisor were the result of arm’s length bargaining between unaffiliated parties, and given the Advisor’s economic incentive to negotiate a reasonable fee, the potential profitability of each Subadvisor was not considered relevant to the Board’s deliberations. The Board took note of the Advisor’s explanation that the recommended appointment of each Subadvisor was not affected by the impact that the appointment would have on the Advisor revenues and profitability, and recalled that the Advisor had demonstrated that the appointment of each Subadvisor may allow the Advisor to reach profitability more quickly when managing the Fund as a result of the level of the subadvisory fee. On the basis of these considerations, the Board concluded that, in light of the nature, extent and quality of the services expected to be provided by each Subadvisor and the proposed fees to be paid to each Subadvisor by the Advisor for managing its allocated portion of the Fund, the potential benefits accruing to each Subadvisor as a result of serving as a subadvisor to the Fund were reasonable in relation to the services that were expected to be provided by each Subadvisor to the Fund.

(c) Investment performance of the Fund and each Subadvisor. Because each Subadvisor was a newly proposed subadvisor to the Fund, the Board, at the Meeting, could not consider each Subadvisor’s investment performance in managing the Fund as a factor in evaluating each Subadvisory Agreement. However, the Board reviewed each Subadvisor’s historical investment performance record in managing or subadvising other investment companies and accounts that were comparable to the Fund. The Board also compared the historical investment performance of each Subadvisor to relevant

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benchmarks and concluded that each Subadvisor’s historical performance record, viewed together with the other factors considered by the Board, supported a decision to approve each Subadvisory Agreement.

Conclusion. Following consideration of the foregoing factors, it was reported that no single factor was determinative to the decisions of the Trustees. Based on these factors, along with the determination of the Advisor at the conclusion of its review, selection, and due diligence process to recommend each Subadvisor to serve as a new subadvisor to the Fund, and such other matters as were deemed relevant, the Trustees concluded that the proposed fee rate for each Subadvisor was reasonable in relation to the services that would be provided to the Fund. As a result, the Board, including all of the Independent Trustees, concluded that the approval of each Subadvisory Agreement was in the best interests of the Fund and its shareholders and approved each Subadvisory Agreement.

GENERAL INFORMATION

Administrative and Accounting Services

State Street Bank and Trust Company (the “Administrator”), located at 200 Clarendon Street, Boston, Massachusetts 02116, serves as the administrator of the Fund. The Administrator performs various services for the Fund, including fund accounting, daily and ongoing maintenance of certain Fund records, calculation of the Fund’s net asset value, and preparation of shareholder reports.

The Advisor provides certain internal administrative services to the Class S, Class Y-1, and Class Y-2 shares of the Fund, for which the Advisor is entitled to receive a fee of 0.15%, 0.10%, and 0.05% of the average daily net assets of the Class S, Class Y-1, and Class Y-2 shares, respectively. For the fiscal year ended March 31, 2014, the Fund did not pay any fees to the Advisor for internal administrative services.

Principal Underwriting Arrangements

MGI Funds Distributors, LLC (the “Distributor”), located at 899 Cassatt Road, Berwyn, PA 19312, is a Delaware limited liability company that is a subsidiary of Foreside Distributors, LLC. The Distributor acts as the principal underwriter of each class of shares of the Fund under an Underwriting Agreement with the Fund. The Underwriting Agreement requires the Distributor to use its best efforts, consistent with its other businesses, to sell shares of the Fund.

Payments to Affiliated Brokers

For the fiscal year ended March 31, 2014, the Fund did not pay any commissions to affiliated brokers.

Record of Beneficial Ownership

As of March 31, 2014, the Fund had 103,276,369.724 total shares outstanding, and Mercer Collective Trust: Mercer Core Fixed Income Portfolio held 85,273,112.176 shares, representing 82.56788% of the Fund’s total shares outstanding.

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SHAREHOLDER REPORTS

Additional information about the Fund’s investments is available in the Fund’s annual and semi-annual reports to shareholders. In the Fund’s annual report, you will find a discussion of the market conditions and investment strategies that significantly affected the Fund’s performance during its last fiscal year. A copy of the Fund’s most recent annual report to shareholders and the most recent semi-annual report succeeding the annual report to shareholders (when available) may be obtained, without charge, by calling your plan administrator or recordkeeper or financial advisor, or by calling the Trust toll-free at 1-888-887-0619.

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